UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2012

ACCURAY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace
Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d) and (e).  On October 11, 2012, Dr. Euan S. Thomson, Ph.D. resigned from his positions as President and Chief Executive Officer of Accuray Incorporated (the “Company”).  In addition, on October 11, 2012 Dr. Thomson also resigned as a member of the Board of Directors of the Company.

Effective October 12, 2012, Joshua H. Levine, age 54, was appointed President and Chief Executive Officer of the Company.  Mr. Levine was also appointed as a director of the Company by the Company’s Board of Directors effective October 12, 2012 to fill the vacancy created by Dr. Thomson’s resignation. From November 2011 to the time he joined the Company in October 2012, Mr. Levine attended to personal matters.  Mr. Levine served from June 2011 to October 2011 as the President and Chief Executive Officer and as a member of the Board of Directors of Immucor Corporation, a diagnostics manufacturer of automated instrumentation and reagents used in transfusion medical procedures. From August 2010 through May 2011, Mr. Levine attended to personal matters. Prior thereto, Mr. Levine served in several executive capacities during his 14-year tenure with Mentor Corporation, a medical device/surgical implant manufacturer that was acquired by Johnson & Johnson in early 2009.  At Mentor Corporation, Mr. Levine served as Worldwide President from January 2009 to July 2010 and as President and Chief Executive Officer and a member of the Board of Directors from June 2004 to January 2009.  Mr. Levine holds a B.A. from the University of Arizona.  Mr. Levine’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his strategic business development skills, commercial leadership experience, and executive vision.  In addition, Mr. Levine brings expertise in the healthcare industry from years of experience as a chief executive officer with other medical device manufacturing companies.

Effective October 12, 2012, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Levine in connection with Mr. Levine’s appointment as President and Chief Executive Officer of the Company. The Employment Agreement provides for an annual base salary of $625,000 as well as for reimbursement of reasonable business expenses and temporary housing expenses for up to 90 days, and for other customary benefits.  Mr. Levine is also eligible for an annual performance bonus pursuant to the Company’s Performance Bonus Plan, with the target amount of such bonus set at 120% of Mr. Levine’s annual base salary.  The Employment Agreement provides for the Company to grant to Mr. Levine a stock option to purchase 200,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value of a share of the Company’s stock on the grant date.  Such options shall vest at a rate of 25% on the first anniversary of the grant date and thereafter at a rate of 1/48th of the options monthly until the options are fully vested on the fourth anniversary of the grant date.  The Employment Agreement also provides for the grant to Mr. Levine of (i) 200,000 RSUs which are to vest in four equal annual installments and (ii) a total of 300,000 Company stock performance-based market stock units, of which 100,000 market stock units are to be granted in November 2012 and 200,000 market stock units are to be granted in February 2013.  The Employment Agreement contains non-disclosure and non-solicitation provisions.

Mr. Levine is entitled under the Employment Agreement to severance benefits in the event of termination of his employment by the Company without cause, including a lump sum payment equal to the amount of base salary he would be due in the 12 months following a termination without cause, a prorated portion of his target bonus for the fiscal year in which his employment terminates, reimbursement of insurance premiums, payment for outplacement services and other customary benefits. In the event of Mr. Levine’s termination of employment because of death or incapacity, the Employment Agreement provides for the acceleration of the vesting for stock options and RSUs previously granted to Mr. Levine that would have vested within 12 months of such termination.  In the event of a change in control of the Company (as defined in the Employment Agreement) in which the successor company fails to offer Mr. Levine the position of President and Chief Executive Officer or fails to assume the Company’s obligation under the Employment Agreement, Mr. Levine shall be entitled to enhanced severance benefits, including two times the severance payment otherwise provided for in the Employment Agreement, 200% of the target bonus for the fiscal year in which the change in control occurs, and the acceleration of all outstanding unvested stock options, as well as other customary benefits.

In connection with Mr. Levine’s appointment, the Company and Mr. Levine entered into the Company’s standard form of indemnification agreement for its directors and executive officers in the form previously filed as Exhibit 10.7 to the Company’s Annual Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2011, the terms of which are incorporated herein by reference.

In connection with Dr. Thomson’s resignation and separation from the Company in October 2012, the Company and Dr. Thomson are in the process of negotiating a General Release and Separation Agreement (the “Separation Agreement”) in accordance with the terms of his employment letter agreement. In addition, the Company is also negotiating the terms of a Consulting Services Agreement with Dr. Thomson whereby Dr. Thomson would provide the Company with consulting services in exchange for a monthly consulting fee of $20,500.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of such agreement, copies of which are attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit.

Number	Description
10.1	Employment Agreement, dated October 12, 2012, between Joshua H. Levine and Accuray Incorporated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURAY INCORPORATED

Dated: October 17, 2012	By:	/s/ Darren J. Milliken
Darren J. Milliken
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Number	Description
10.1	Employment Agreement, dated October 12, 2012, between Joshua H. Levine and Accuray Incorporated